Exhibit (17)(a)

                   PROXY FOR A SPECIAL MEETING OF SHAREHOLDERS

                                October 20, 1999


The undersigned shareholder of the Phoenix-Engemann Global Growth Fund (the "Global Growth Fund"), revoking any and all previous proxies heretofore given for shares of the Global Growth Fund held by the undersigned, does hereby appoint Roger Engemann and Tina Mitchell, each and any of them, with full power of substitution each, to be the attorneys and proxies of the undersigned, to attend the special meeting of the shareholders of the Global Growth Fund to be held on the 20th day of October, 1999, at a.m., local time, at the offices of Phoenix Equity Planning Corporation, 101 Munson Street, Greenfield, Massachusetts 01301, and any adjournments thereof and to represent and direct shares of each class of the Global Growth Fund held by the undersigned as of the record date for the meeting for the proposal specified below.

This proxy, if properly executed, will be voted in the manner as directed herein by the undersigned shareholder. Unless otherwise specified below in the boxes provided, the undersigned's vote will be cast "FOR" the proposal. If no direction is made for the proposal, this proxy will be voted "FOR" the proposal. In their discretion, the proxies are authorized to transact and vote upon such other matters and business as may come before the meeting or any adjournments thereof.

      To approve the Agreement and Plan of Reorganization, dated August 4, 1999, and the transactions it contemplates, including (a) the transfer of all or substantially all of the assets of the Global Growth Fund to Phoenix-Aberdeen Worldwide Opportunities Fund (the "Worldwide Opportunities Fund") in exchange solely for shares of the corresponding class of the Worldwide Opportunities Fund and the assumption by the Worldwide Opportunities Fund of all the liabilities of the Global Growth Fund and (b) the distribution of the shares of the Worldwide Opportunities Fund so received to shareholders of the Global Growth Fund.

                       FOR [ ]   AGAINST [ ]   ABSTAIN [ ]

        To consider and act upon any other business as may properly come before the meeting and any adjournment thereof.

        To avoid the expense of adjourning the meeting to a subsequent date, please return this proxy in the enclosed self-addressed, postage-paid envelope.

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES OF THE PHOENIX-ENGEMANN FUNDS, WHICH RECOMMENDS A VOTE FOR THE PROPOSAL.

Dated:   _____________________, 1999


                                      Name



                                      -----------------------------------------
                                      Signature of Shareholder



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